EXHIBIT 2.4

February 27, 2004

Archipelago Holdings, L.L.C.

100 South Wacker Drive

Suite 2000

Chicago, IL  60606

Dear Sirs:

Reference is made to the Agreement and Plan of Merger, dated as of February 27, 2004 (the “Merger Agreement”), between Archipelago Holdings, L.L.C., a Delaware limited liability company (“Archipelago”), and GAP Archa Holdings, Inc., a Delaware corporation (“GAP”). Capitalized terms used but not defined herein shall have the respective meaning given to such terms in the Merger Agreement.

The undersigned hereby represents and warrants that if the undersigned holds any GAP Shares immediately prior to the Effective Time, then the representations and warranties set forth on Annex A to the Merger Agreement shall be true and correct with respect to the undersigned as of the date hereof and each of the dates stated therein and the term “GAP Shareholder” as used in the Merger Agreement shall be deemed to include the undersigned, and not to include GAP-W Holdings, L.P., a Delaware limited partnership.

The undersigned is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this letter agreement. The execution, delivery and performance by the undersigned of this letter agreement has been duly authorized by all necessary limited liability company action.

Very truly yours,

GAP-W, LLC

By:	General Atlantic Partners, LLC,
its Manager

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: A Managing Member

Acknowledged and agreed:
.
ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/ Kevin J. P. O’Hara
Name:	Kevin J.P. O’Hara
Title:	Chief Administration Officer
and General Counsel

GAP ARCHA HOLDINGS, INC.

By:	/s/Matthew Nimetz
Name:	Matthew Nimetz
Title:	Vice President